Exhibit 5.1

March 17, 2014

Petróleo Brasileiro S.A.— Petrobras

Avenida República do Chile, 65

20031-912 Rio de Janeiro—RJ

Brazil

Petrobras Global Finance B.V.

Weenapoint Toren A, Weena 722

3014 DA Rotterdam

The Netherlands

Ladies and Gentlemen:

I am the General Counsel of Petróleo Brasileiro S.A.— Petrobras (“Petrobras”), a sociedade de economia mista organized under the laws of the Federative Republic of Brazil (“Brazil”).  This opinion is being furnished to you in connection with the Guaranty for the 2017 Notes dated as of March 17, 2014 (the “Guaranty for the 2017 Notes”), the Guaranty for the 2020 Notes dated as of March 17, 2014 (the “Guaranty for the 2020 Notes”), the Guaranty for the 2024 Notes dated as of March 17, 2014 (the “Guaranty for the 2024 Notes”), the Guaranty for the 2044 Notes dated as of March 17, 2014 (the “Guaranty for the 2044 Notes”), the Guaranty for the 2017 Floating Rate Notes dated as of March 17, 2014 (the “Guaranty for the 2017 Floating Rate Notes”) and the Guaranty for the 2020 Floating Rate Notes dated as of March 17, 2014 (the “Guaranty for the 2020 Floating Rate Notes”, and together with the Guaranty for the 2017 Notes, the Guaranty for the 2020 Notes, the Guaranty for the 2024 Notes, the Guaranty for the 2044 Notes and the Guaranty for the 2017 Floating Rate Notes, the “Guaranties”), by and among Petrobras, as the Guarantor, and The Bank of New York Mellon, a New York banking corporation, as trustee (the “Trustee”) under the Indenture (the “Original Indenture”) dated as of August 29, 2012, by and between Petrobras’ wholly-owned subsidiary, Petrobras Global Finance B.V. (“PGF”), and the Trustee. The Guaranty for the 2017 Notes relates to the U.S.$1,600,000,000 3.250% Global Notes due 2017 (the “2017 Notes”) to be issued by PGF under the Fourteenth Supplemental Indenture, dated as of March 17, 2014, by and among PGF, Petrobras and the Trustee (the “Fourteenth Supplemental Indenture”). The Guaranty for the 2020 Notes relates to the

U.S.$1,500,000,000 4.875% Global Notes due 2020 (the “2020 Notes”) to be issued by PGF under the Fifteenth Supplemental Indenture, dated as of March 17, 2014, by and among PGF, Petrobras and the Trustee (the “Fifteenth Supplemental Indenture”).  The Guaranty for the 2024 Notes relates to the U.S.$2,500,000,000 6.250% Global Notes due 2024 (the “2024 Notes”) to be issued by PGF under the Sixteenth Supplemental Indenture, dated as of March 17, 2014, by and among PGF, Petrobras and the Trustee (the “Sixteenth Supplemental Indenture”). The Guaranty for the 2044 Notes relates to the U.S.$1,000,000,000 7.250% Global Notes due 2044 (the “2044 Notes”) to be issued by PGF under the Seventeenth Supplemental Indenture, dated as of March 17, 2014, by and among PGF, Petrobras and the Trustee (the “Seventeenth Supplemental Indenture”). The Guaranty for the 2017 Floating Rate Notes relates to the U.S.$1,400,000,000 Floating Rate Global Notes due 2017 (the “2017 Floating Rate Notes”)  to be issued by PGF under the Eighteenth Supplemental Indenture, dated as of March 17, 2014, by and among PGF, Petrobras and the Trustee (the “Eighteenth Supplemental Indenture”). The Guaranty for the 2020 Floating Rate Notes relates to the U.S.$500,000,000 Floating Rate Global Notes due 2020 (the “2020 Floating Rate Notes and, together with the 2017 Notes, 2020 Notes, 2024 Notes, 2044 Notes and the 2017 Floating Rate Notes, the “Notes”) to be issued by PGF under the Nineteenth Supplemental Indenture, dated as of March 17, 2014, by and among PGF, Petrobras and the Trustee (the “Nineteenth Supplemental Indenture, and the Original Indenture, as supplemented by the Fourteenth Supplemental Indenture, the Fifteenth Supplemental Indenture, the Sixteenth Supplemental Indenture, Seventeenth Supplemental Indenture, the Eighteenth Supplemental Indenture and Nineteenth Supplemental Indenture, as applicable, the “Indenture”, and together with the Guaranties, the “Transaction Documents”).

For the purpose of rendering this opinion, I have examined the execution copies or copies certified to my satisfaction of the following documents:

(i)                 the Original Indenture;

(ii)               a form of the Fourteenth Supplemental Indenture;

(iii)             a form of the Fifteenth Supplemental Indenture;

(iv)             a form of the Sixteenth Supplemental Indenture;

(v)               a form of the Seventeenth Supplemental Indenture;

(vi)             a form of the Eighteenth Supplemental Indenture;

(vii)           a form of the Nineteenth Supplemental Indenture;

(viii)         a form of the Guaranty for the 2017 Notes;

(ix)             a form of the Guaranty for the 2020 Notes;

(x)               a form of the Guaranty for the 2024 Notes;

(xi)             a form of the Guaranty for the 2044 Notes;

(xii)           a form of the Guaranty for the 2017 Floating Rate Notes;

(xiii)         a form of the Guaranty for the 2020 Floating Rate Notes;

(xiv)         the Estatuto Social of Petrobras;

(xv)           resolutions of the board of directors and board of executive officers of Petrobras authorizing the signing of each Transaction Document to which Petrobras is a party;

(xvi)         Corporate Finance Executive Manager’s Certificate stating that the issuance of the Notes is within the limits for net fundraising in 2014, as approved by Petrobras’ Board of Directors;

(xvii)       a Secretary’s Certificate of Petrobras;

(xviii)     an Officer’s Certificate of Petrobras; and

(xix)         such other documents, records and matters of law as I have deemed necessary;

In rendering the foregoing opinions, I have assumed the authenticity of all documents represented to me to be originals, the conformity to original documents of all copies of documents submitted to me, the accuracy and completeness of all corporate records made available to me and the genuineness of all signatures that purport to have been made in a corporate, governmental, fiduciary or other capacity, and that the persons who affixed such signatures had authority to do so.

Based on the foregoing and subject to the qualifications and limitations hereinafter specified, I am of the opinion that:

(i)                 Petrobras has been duly incorporated and is validly existing as a corporation (sociedade de economia mista)  under the laws of Brazil.

(ii)               Petrobras has all power and authority to enter into and perform its obligations under the Guaranties.

(iii)             The execution, delivery and performance of the Guaranties have been duly authorized by the board of executive officers of Petrobras.

I express no opinion as to any matter which may be, or which purports to be, governed by the laws of any jurisdiction other than the laws of Brazil.

This opinion is limited to the matters expressly stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

I hereby consent to the use of my name in the prospectus constituting a part of the Registration Statement, and in any prospectus supplements related thereto, under the heading “Legal Matters” as counsel who has passed on certain matters of Brazilian law relating to the Notes, the Indenture and the Guaranties, and to the use of this opinion as an exhibit to the Registration Statement.  In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Nilton Antonio de Almeida Maia
Nilton Antonio de Almeida Maia
General Counsel of Petróleo
Brasileiro S.A.— Petrobras